SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ] check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential,  for  Use  of  the  Commission  Only  (as  permitted  by  Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                               C-PHONE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------
         2) Aggregate number of securities to which transaction applies:

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         3) Per unit price or other  underlying  value of  transaction  computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------
         4) Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------
         5) Total fee paid:

         -----------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount previously paid:

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         2) Form, Schedule or Registration Statement No.:

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         3) Filing Party:

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         4) Date Filed:

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

                               C-PHONE CORPORATION
                             6714 NETHERLANDS DRIVE
                        WILMINGTON, NORTH CAROLINA 28405


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON AUGUST 6, 1999


         The Annual Meeting of shareholders of C-Phone Corporation (the "Company") will be held at the Landfall Park Hampton Inn & Suites, 1989 Eastwood Road, Wilmington, North Carolina at 9:00 a.m., on August 6, 1999, for the following purposes:

         1. To elect six directors to serve until the next Annual Meeting of shareholders and until their respective successors are elected and qualified;

         2. To approve an amendment to the Company's 1994 Stock Option Plan increasing the number of shares authorized for issuance upon exercise of options granted thereunder from 500,000 to 875,000;

         3. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending February 29, 2000; and

         4. To transact such other business as properly may come before the Annual Meeting and any adjournments thereof.

         The Board of Directors has fixed the close of business on June 10, 1999 as the record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.


                                        By Order of the Board of Directors,



                                        /s/ TINA L. JACOBS
                                        ----------------------------------------
                                            Tina L. Jacobs,
                                            SECRETARY
June 11, 1999


IMPORTANT: THE COMPANY INVITES YOU TO ATTEND THE ANNUAL MEETING IN PERSON. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY AND RETURNING IT PROMPTLY TO THE COMPANY IN THE ENCLOSED SELF-ADDRESSED, POSTAGE PREPAID ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                               C-PHONE CORPORATION
                             6714 NETHERLANDS DRIVE
                        WILMINGTON, NORTH CAROLINA 28405

                                   ----------

                                 PROXY STATEMENT

                                   ----------

                       1999 ANNUAL MEETING OF SHAREHOLDERS


         This Proxy Statement is furnished to shareholders of C-Phone Corporation, a New York corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") for use at the Annual Meeting of shareholders of the Company (the "Annual Meeting") to be held at 9:00 a.m. on August 6, 1999 at the Landfall Park Hampton Inn & Suites, 1989 Eastwood Road, Wilmington, North Carolina, and any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement, the attached Notice of Annual Meeting, the accompanying form of proxy and the Annual Report to shareholders for the fiscal year ended February 28, 1999 ("Fiscal 1999") are first being sent to shareholders of the Company on or about June 24, 1999.

         Only holders of record of shares of the Company's common stock, par value $.01 per share (the "Common Stock") at the close of business on June 10, 1999 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. On the Record Date, there were issued and outstanding 7,978,605 shares of Common Stock. All of such shares are of one class, with equal voting rights, and each holder thereof is entitled to one vote on all matters voted on at the Annual Meeting for each share registered in such holder's name.

         Presence in person or by proxy of holders of [3,989,303 shares of Common Stock will constitute a quorum at the Annual Meeting. Assuming a quorum is present, (a) directors will be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares of Common Stock entitled to vote,
(b) the proposal to approve the amendment to the Company's 1994 Stock Option Plan (the "Option Plan Amendment"), increasing the number of shares authorized for issuance upon exercise of options granted thereunder from 500,000 to 875,000, will require the affirmative vote by the holders of a majority of all outstanding shares entitled to vote at the Annual Meeting, and (c) all other matters to come before the Annual Meeting, including ratification of the selection of PricewaterhouseCoopers LLP as independent accountants for the current fiscal year, will require the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of shares of Common Stock entitled to vote.

         If a shareholder, present in person or by proxy, abstains on any matter, the shareholder's shares will not be voted on such matter. Abstentions may be specified on all proposals submitted to a shareholder vote, other than the election of directors. In accordance with New York law, abstentions will not be counted in determining the votes cast in connection with the approval of the Option Plan Amendment or the ratification of the selection of independent accountants. Votes withheld in connection with the election of one or more of the nominees for director will not be counted as votes cast for such individuals.

         A proxy submitted by a shareholder also may indicate that all or a portion of the shares represented by such proxy are not being voted by such shareholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain matters in the absence of instructions from the beneficial owner of the shares. Brokers who hold shares in street name have the authority to vote on certain routine matters on which they have not received instructions from their beneficial owners. Brokers holding shares in street name, who do not receive instructions, are entitled to vote on the election of directors and ratification of the appointment of the independent accountants, since such matters are considered to be routine. Under applicable rules, the proposal to approve the Option Plan Amendment also should be considered routine as it involves an additional allocation of less than 5% of the outstanding Common Stock for issuance upon exercise of options granted and to be granted under the Company's 1994 Stock Option Plan (the "Stock Option Plan"). Under applicable New York law, "broker non-votes" on any proposal (where a broker submits a proxy but does not have authority to vote a customer's shares on such proposal) will be considered to be not entitled to vote on that proposal and, thus, will not be counted in determining whether such proposal receives the vote of the required amount of shares present and entitled to vote at the Annual Meeting. Since a broker is not required to vote shares held in "street name" in the absence of instructions from the beneficial shareholder, a shareholder's failure to instruct his or her broker will result in the shareholder's shares not being voted on such proposal.

         A proxy, in the accompanying form, which is properly executed, duly returned to the Company and not revoked, will be voted in accordance with the instructions contained thereon. If no specific instructions are indicated on the proxy, the shares represented thereby will be voted FOR the (a) election of the persons nominated herein as directors, (b) approval of the Option Plan Amendment, and (c) ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the current fiscal year; as well as FOR the transaction of such other business as properly may come before the Annual Meeting.

         Each proxy granted may be revoked by the person granting it at any time
(a) by giving written notice to such effect to the Secretary of the Company, (b) by execution and delivery of a proxy bearing a later date, or (c) by attendance and voting in person at the Annual Meeting; except as to any matter upon which, prior to such revocation, a vote shall have been cast at the Annual Meeting pursuant to the authority conferred by such proxy. The mere presence at the Annual Meeting of a person appointing a proxy does not revoke the appointment.


                             PRINCIPAL SHAREHOLDERS

         Set forth below is information, as of June 10, 1999, with respect to the beneficial ownership of the Common Stock by (a) each person or group who is known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (b) each of the current directors of the Company (who also constitute the nominees for election as directors at the Annual Meeting),
(c) each of the executive officers of the Company named in the Summary Compensation Table below, and (d) all directors and executive officers of the Company, as a group (eight persons). Except as indicated in the footnotes to this table, the Company believes that the persons named in this table have sole voting and investment power with respect to the shares of Common Stock indicated.


Name                          Shares Beneficially Owned     Percent of Class
---------------               -------------------------     ----------------
Daniel P. Flohr                            1,097,375(1)                13.8%
Tina L. Jacobs                             1,097,375(1)                13.8%
Stuart E. Ross                                65,850(2)                    *
Paul H. Albritton                             48,333(3)                    *
Seymour L. Gartenberg                         30,000(4)                    *
E. Henry Mize                                 16,000(5)                    *
Donald S. McCoy                               12,500(2)                    *
James Jarvis                                         0                    --

All executive officers and                 1,270,058(6)                15.6%
 directors, as a group

---------------
* less than 1%

(1) Consists of (a) 755,298 shares owned directly by Mr. Flohr, (b) 335,925 shares owned directly by Ms. Jacobs, and (c) 6,152 shares owned by a trust for the benefit of Mr. Flohr's and Ms. Jacobs' minor daughter, the sole trustee of which is Mr. Flohr's mother. Mr. Flohr and Ms. Jacobs are husband and wife and their address is c/o C-Phone Corporation, 6714 Netherlands Drive, Wilmington, North Carolina 28405.

(2) Consists of shares issuable upon exercise of that portion of options granted pursuant to the Stock Option Plan that are presently exercisable or are scheduled to become exercisable within 60 days of the date hereof.

(3) Consists of (a) 5,000 shares owned directly by Mr. Albritton and (b) 43,333 shares issuable upon exercise of that portion of options granted pursuant to the Stock Option Plan that are presently exercisable or are scheduled to become exercisable within 60 days of the date hereof.

(4) Consists of (a) 20,000 shares owned directly by Mr. Gartenberg and (b) 10,000 shares issuable upon exercise of that portion of options granted pursuant to the Stock Option Plan that are presently exercisable or are scheduled to become exercisable within 60 days of the date hereof.

(5) Consists of (a) 1,000 shares owned directly by Mr. Mize and (b) 15,000 shares issuable upon exercise of that portion of options granted pursuant to the Stock Option Plan that are presently exercisable or are scheduled to become exercisable within 60 days of the date hereof.

(6) Consists of the shares referred to in notes (1), (2), (3), (4) and (5) to this table.

         The Company does not know of any arrangements, including any pledge by any person of securities of the Company, the operation of which at a subsequent date may result in a change in control of the Company.

         Based solely upon a review of Forms 3, 4 and 5 filed with the Securities and Exchange Commission and the Company under the Securities Exchange Act of 1934 (the "Exchange Act") and a review of written representations received by the Company, no person who at any time during Fiscal 1999 was a director, executive officer or beneficial owner of 10% or more of the outstanding shares of Common Stock failed to file, on a timely basis, reports required by Section 16(a) of the Exchange Act.


                              ELECTION OF DIRECTORS
                           (ITEM 1 ON THE PROXY CARD)

DIRECTORS AND NOMINEES

         The Company's By-Laws provide for a Board of Directors of not less than three directors. The Board of Directors has fixed the number of directors at six. The persons named in the accompanying form of proxy, unless otherwise instructed, intend to vote the shares of Common Stock covered by valid proxies FOR the election of the six persons named in the following table, each of whom has been designated by the Board of Directors as a nominee for election as director. In the event that any of such persons does not continue to be available for election, the persons named in the accompanying form of proxy will have discretionary power to vote for a substitute and will have discretionary power to vote or withhold their vote for any additional nominees named by shareholders. There are no circumstances presently known to the Board of Directors which would render any of the following persons unavailable to continue to serve as a director, if elected.

    Name                       Age       Positions With the Company
    ----                       ---       --------------------------

Daniel P. Flohr                 44       Chairman of the Board, President and
                                          Chief Executive Officer;
                                          Director since 1986

Tina L. Jacobs                  39       Executive Vice President, Chief
                                          Operating Officer, Secretary and
                                          Treasurer; Director since 1986

Stuart E. Ross                  39       Vice President and Director of
                                          Engineering; Director since 1993

Seymour L. Gartenberg           68       Director since 1994

Donald S. McCoy                 68       Director since 1995

E. Henry Mize                   57       Director since 1994

         The business experience of each of the foregoing persons, during the past five years, is as follows:

         DANIEL P. FLOHR co-founded the Company in March 1986 with Ms. Jacobs and has served as an executive officer and a director for more than the past five years. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

         TINA L. JACOBS co-founded the Company in March 1986 with Mr. Flohr and has served as an executive officer and a director for more than the past five years.

         STUART E. ROSS has served as an executive officer and a director of the Company since January 1994.

         SEYMOUR L. GARTENBERG has been a business consultant and private investor since 1991. For more than five years prior thereto, Mr. Gartenberg was Executive Vice President of Sony Music Entertainment Inc. (and its predecessors, CBS Records Inc. and CBS/Records Group, a division of CBS Inc.), a multinational record company.

         DONALD S. MCCOY has been a technology assessment and planning consultant, specializing in the field of consumer electronics since 1989. Previously, Dr. McCoy was Vice President of CBS Inc and general manager of the CBS Technology Center.

         E. HENRY MIZE has been a private investor since 1992. For more than five years prior thereto, Mr. Mize was Vice President, Regional Sales for the Northeast and Southeast United States, of Philip Morris USA, a consumer goods company.

         All directors hold office until the next Annual Meeting of shareholders of the Company and until their successors are elected and qualified or until their earlier resignation. Except with respect to Mr. Flohr and Ms. Jacobs, there are no family relationships among the directors or executive officers of the Company.

         The business and affairs of the Company are managed under the direction of the Board of Directors. The Board has responsibility for establishing broad corporate policies and for the overall performance of the Company, rather than day-to-day operating details. Members of the Board of Directors are kept informed of the Company's business by various reports and documents sent to them at least quarterly, as well as by reports presented at meetings of the Board and its Committees by executive officers and other employees of the Company.

         The Board of Directors has an Audit Committee and a Compensation Committee, the members of which serve at the discretion of the Board of Directors. The Audit Committee currently consists of Mr. Gartenberg (Chairman), Ms. Jacobs, Dr. McCoy and Mr. Mize. This Committee, among other things, confers with the independent accountants and financial officers of the Company, recommends to the Board of Directors the independent accountants to be selected to audit the Company's annual financial statements and approves any special assignments given to such accountants. The Compensation Committee currently consists of Mr. Mize (Chairman), Mr. Gartenberg and Dr. McCoy. This Committee, among other things, reviews the compensation levels of the Company's executive officers, makes recommendations to the Board of Directors regarding salaries and incentive programs and administers the Stock Option Plan and make grants thereunder.

         During Fiscal 1999, there were eight meetings of the Board of Directors, six meetings of the Compensation Committee and four meetings of the Audit Committee. During this period, each director attended at least 75% of all meetings of the Board of Directors and of the committees thereof on which he or she served.

         The Board of Directors does not have a separate nominating committee. The Board of Directors will consider nominees recommended by shareholders for election as director at the 2000 Annual Meeting, provided that any such recommendation is submitted in writing by February 28, 2000 to the Board of Directors, c/o the Secretary of the Company, 6714 Netherlands Drive, Wilmington, North Carolina 28405, accompanied by a description of the proposed nominee's qualifications and other relevant biographical information and the consent of the proposed nominee to serve.

         The Company currently pays its non-employee directors (Seymour L. Gartenberg, E. Henry Mize and Donald S. McCoy) an annual fee of $5,000, payable quarterly, and reimburses them for out-of-pocket expenses incurred in connection with their services as directors. In addition, the Company annually grants to each of its non-employee directors a non-qualified option under the Stock Option Plan to purchase 2,500 shares of Common Stock (exercisable at the fair market value of the Common Stock on the date of grant).

EXECUTIVE OFFICERS OF THE COMPANY

         Executive officers of the Company are appointed by, and serve at the discretion of, the Board of Directors. In addition to Mr. Flohr, Ms. Jacobs and Mr. Ross, whose business experience is set forth above, the executive officers of the Company are:

         Paul H. Albritton, age 55, has been Vice President and Chief Financial Officer of the Company since May 1994.

         James Jarvis, age 48, has been Vice President, Sales and Marketing, of the Company since September 1998. From November 1997 until he joined the Company, Mr. Jarvis was self-employed as a business consultant. From June 1995 to September 1997, Mr. Jarvis was Vice President of Sales and Marketing for Examen, Inc., a provider of legal cost containment software and services. From May 1993 until October 1995, he was Vice President and General Manager for the Acsys Division of AMP, Inc., a manufacturer of data communication products.

EXECUTIVE COMPENSATION

         The following table sets forth information concerning compensation for services in all capacities awarded or paid to or earned by the Company's chief executive officer and the other executive officers of the Company who received cash compensation from the Company aggregating at least $100,000 during Fiscal 1999.

                                             SUMMARY COMPENSATION TABLE
                                                                                   Long-term
                                                                                   ---------
                                                                                  Compensation
                                                                Annual            ------------
                                                            Compensation(1)          Awards
                                                            ---------------          ------

Name and                                   Fiscal                              Number of Securities      All Other
Principal Position                          Year                 Salary        Underlying Options(#)(2) Compensation
------------------                          ----                 ------       --------------------      ------------
Daniel P. Flohr                             1999                $122,846               --                    --
  President and Chief                       1998                $130,000               --                    --
  Executive Officer                         1997                $130,000               --                    --

Tina L. Jacobs                              1999                $110,000               --                    --
  Executive Vice President and              1998                $110,000               --                    --
  Chief Operating Officer                   1997                $110,000               --                    --

Stuart E. Ross                              1999                $115,833             14,150                  --
  Vice President and                        1998                $112,288               --                    --
  Director of Engineering                   1997                $100,000             30,850                  --

Paul Albritton                              1999                $113,178             15,000                  --
 Vice President and Chief                   1998                $ 80,000             10,000                  --
  Financial Officer                         1997                $ 80,000             20,000                  --

James Jarvis(3)                             1999                $ 67,614            100,000                $38,013
  Vice President, Marketing
  and Sales


---------------------------

(1) During each of the three fiscal years ended February 28, 1999, the Company provided certain personal benefits to its executive officers which benefits to any such individual did not exceed the lesser of $50,000 or 10% of the cash compensation received by such individual. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

(2) Represents shares of Common Stock issuable upon exercise of incentive stock options granted under the Stock Option Plan. See "Stock Option Plan."

(3) Mr. Jarvis joined the Company on September 18, 1998. Other compensation consisted of a relocation allowance paid to Mr. Jarvis in connection with his relocation to North Carolina.

STOCK OPTION PLAN

         The Stock Option Plan is intended to provide an incentive to continued employment or association of key employees and other individuals by enabling them to acquire a proprietary interest in the Company and by offering comparable incentives to enable the Company better to attract, compete for and retain highly qualified individuals, as well as to associate the interests of such persons with those of the Company and its shareholders. The Stock Option Plan currently authorizes the issuance, within ten years from the date of its adoption, of options covering up to 500,000 shares of Common Stock, subject to adjustment in certain circumstances. See "Approval of the Option Plan Amendment."

STOCK OPTIONS GRANTED IN FISCAL 1999

         The following table sets forth information concerning individual grants of stock options made during Fiscal 1999 to each of the Company's executive officers named in the Summary Compensation Table who received a grant of options during such fiscal year. The Company did not grant any stock appreciation rights during Fiscal 1999.

                           Number of Securities   % of Total Options      Exercise
                            Underlying Options        Granted to            Price          Expiration
Name                           Granted (#)            Fiscal Year        (per share)          Date
----                       --------------------   ------------------     -----------       ----------
Stuart E. Ross                  14,150                   8.5%              $2.938           12/2/03
James Jarvis                   100,000                  59.8%              $2.688           9/15/03
Paul H. Albritton               15,000                   9.0%              $2.938           12/2/03

STOCK OPTIONS HELD AT THE END OF FISCAL 1999

         The following table sets forth the total number of exercisable and unexercisable stock options held by each of the Company's executive officers named in the Summary Compensation Table who held any stock options as of February 28, 1999. No options to purchase Common Stock were exercised by any of the Company's executive officers during Fiscal 1999 and no stock appreciation rights were outstanding at February 28, 1999.

                               Number of Securities                     Value of Unexercised
                          Underlying Unexercised Options                In-the-Money Options
                               at February 28, 1999                    at February 28, 1999(1)
                          ------------------------------               -----------------------

    Name                  Exercisable       Unexercisable          Exercisable         Unexercisable
    ----                  -----------       -------------          -----------         -------------
Stuart E. Ross              59,183              20,817                 $0                    $0
James Jarvis                     0             100,000                 $0                    $0
Paul H. Albritton           36,667              28,333                 $0                    $0


-----------

(1) Based upon the $2.688 closing sales price of the Common Stock on February 26, 1999.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         Daniel Flohr serves as President and Chief Executive Officer of the Company pursuant to an employment agreement, dated as of March 1, 1994, as amended, at an annual base salary of $130,000. During December 1998, Mr. Flohr advised the Board of Directors of the Company that he wanted to devote part of his business time to a venture that the Company had investigated and the Board of Directors had determined that the Company should not further pursue. The Board of Directors gave Mr. Flohr permission to do so with the understanding that the venture would not materially interfere with his full-time responsibilities to the Company and that Mr. Flohr's annual salary would be reduced to $100,000. Mr. Flohr's employment agreement is automatically renewed annually unless notice of non-renewal is given by either party at least six months prior to the end of the then current term. In the event that Mr. Flohr's employment is terminated by the Company for any reason without cause and prior to expiration of the then current term, Mr. Flohr would be entitled to receive, in one lump sum, the aggregate base salary that he would have received had he been employed through the end of the then current term.

         Tina Jacobs serves as Executive Vice President and Chief Operating Officer of the Company pursuant to an employment agreement, dated as of March 1, 1994, as amended, at an annual base salary of $110,000. Ms. Jacobs' employment agreement is automatically renewed annually unless notice of non-renewal is given by either party at least six months prior to the end of the then current term. In the event that Ms. Jacobs' employment is terminated by the Company for any reason without cause and prior to expiration of the then current term, Ms. Jacobs would be entitled to receive, in one lump sum, the aggregate base salary that she would have received had she been employed through the end of the then current term.

         Stuart Ross serves as Vice President and Director of Engineering of the Company pursuant to a two-year employment agreement, dated as of December 3, 1998, at an annual base salary of $120,000. Mr. Ross' employment agreement is automatically renewed at the end of each calendar year beginning in 2000 unless notice of non-renewal is given by either party at least four months prior to the end of the then current year. In the event that Mr. Ross' employment is terminated by the Company without cause, and prior to expiration of the then current term, Mr. Ross would be entitled to continue to receive his base salary for a period of six months. Mr. Ross' employment agreement also provides that, for a period of one year following his termination of employment, he will not, in any capacity, compete with the Company in any business which existed at the time during his employment with the Company or was being developed by the Company.

         James Jarvis serves as Vice President, Marketing and Sales, of the Company pursuant to an employment agreement, dated as of September 15, 1998, at an annual base salary of $150,000. At the commencement of his employment with the Company, and to assist him in his relocation to Wilmington, North Carolina, Mr. Jarvis received a non-accountable relocation expense allowance of $38,014. Pursuant to his employment agreement, Mr. Jarvis is entitled to receive incentive compensation of up to $100,000 if the Company achieves certain performance goals. At the commencement of his employment, Mr. Jarvis was granted a non-qualified option to purchase 12,500 shares of Common Stock at an exercise price of $2.6875 per share (the closing sales price of the Common Stock), which option vested on December 14, 1998, and an incentive stock option, at the same exercise price, to purchase 37,500 shares, which option will vest in three equal annual installments beginning on September 15, 1999. At the same time, Mr. Jarvis also was granted options to purchase an additional 50,000 shares of Common Stock at the same exercise price, which option vests in two equal annual installments beginning on May 31, 2000, if the Company achieves certain performance goals. The Company may terminate Mr. Jarvis' employment without cause at any time upon payment of the sum of $25,000. Mr. Jarvis' employment agreement also provides that, for a period of two years following his termination of employment, he will not, in any capacity, compete with the Company.

         The Company maintains a $1,500,000 key person insurance policy on the life of Mr. Flohr, of which the Company is the beneficiary for $1,000,000 and Ms. Jacobs (Mr. Flohr's wife) is the beneficiary for $500,000. Ms. Jacobs reimburses the Company for the cost of her pro rata share of the policy. The Company also maintains a $500,000 key person insurance policy on the life of Mr. Ross, of which the Company is the sole beneficiary.

CERTAIN TRANSACTIONS

         Mr. Flohr and Ms. Jacobs own the Company's Wilmington, North Carolina facility, including the land on which the facility is located, and lease it to the Company pursuant to a triple net lease at the annual rate of $75,360. The Company is responsible for all costs and expenses, including applicable taxes, relating to the facility. In April 1999, the Company exercised the second of two successive three-year options to extend the lease term until April 30, 2002. In connection with this renewal, Mr. Flohr and Ms. Jacobs agreed to delay, until May 1, 2000, their right to adjust the annual rent to the fair market value on the facility. The Company believes that the terms and conditions of the lease are no less favorable to the Company than those available from unaffiliated third parties. Mr. Flohr and Ms. Jacobs also allow the Company to use approximately 9,000 square feet of a 1.4 acre adjacent parcel of land owned by them as a parking area for the Company's employees and customers, in consideration for which the Company provides minimal maintenance of the parking area and pays approximately $330 per year of real estate taxes on this parcel. The Company's facility is presently being fully utilized. In the event that the Company needs additional space, Mr. Flohr and Ms. Jacobs have offered to construct an additional building to the Company's specifications on the adjacent parcel, and to lease such building, when constructed, to the Company on terms similar to the existing lease, including at a rental no greater than fair market value at the commencement of the lease term.


                      APPROVAL OF THE OPTION PLAN AMENDMENT
                           (ITEM 2 ON THE PROXY CARD)

         The Stock Option Plan initially was adopted by the Board of Directors of the Company on August 16, 1994 and approved by shareholders of the Company on August 4, 1995. The Stock Option Plan was subsequently amended by the Board of Directors on November 28, 1995 and August 1, 1996. The Stock Option Plan, as amended, currently authorizes the issuance of options covering up to 500,000 shares of Common Stock (subject to adjustment in certain circumstances) to directors, executive officers and other key employees of, and consultants to, the Company. As of June 10, 1999, options for an aggregate of 83,420 shares of Common Stock granted under the Stock Option Plan had been exercised, and options for 437,508 shares of Common Stock, at exercise prices ranging from $2.6875 to $10.375 per share, were outstanding. If the Option Plan Amendment is not approved, options to purchase up to 21,000 shares of Common Stock, which were granted subject to shareholder approval, will be canceled, and, in the absence of forfeitures, the Company will not have any shares of Common Stock available for the grant of future options.

          On December 2, 1998, the Board of Directors, subject to shareholder approval, amended the Stock Option Plan to increase the number of shares of Common Stock authorized for issuance upon exercise of options granted under the Stock Option Plan from 500,000 shares to 875,000 shares. The increase in the number of shares will enable the Company to continue to provide an incentive to continued employment or association of key employees and other persons.

         The following is a description of the Stock Option Plan, as amended.

GENERAL

         The Stock Option Plan provides for the grant of options to directors, executive officers and other key employees of the Company and consultants to the Company and is intended to provide an incentive to continued employment or association by enabling such persons to acquire a proprietary interest in the Company and by offering comparable incentives to enable the Company better to attract, compete for and retain highly qualified individuals, as well as to associate the interests of such persons with those of the Company and its shareholders. The Stock Option Plan permits the grant of options that are either "Incentive Stock Options" within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code") or options which do not qualify as Incentive Stock Options ("Non-Qualified Stock Options").

         The Board of Directors has the power to amend the Stock Option Plan from time to time and may terminate the Stock Option Plan. However, shareholder approval is necessary if such amendment (a) materially increases the benefits accruing to participants under the Stock Option Plan, (b) increases the aggregate number of shares of Common Stock as to which options may be granted under the Stock Option Plan, or (c) materially modifies the requirements as to eligibility for participation in the Stock Option Plan. The Stock Option Plan may not be amended in a manner which adversely affects the rights of an optionee, without the consent of the optionee.

         The Stock Option Plan will terminate on August 16, 2004, though options granted prior thereto may expire after such date.

         The Stock Option Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 and is not intended to be qualified under
Section 401(a) of the Code.

NUMBER OF SHARES SUBJECT TO THE STOCK OPTION PLAN

         The maximum number of shares of Common Stock with respect to which options may be issued under the Stock Option Plan is 875,000, assuming shareholder approval of the Option Plan Amendment. This number is subject to adjustment under certain circumstances as provided in the Stock Option Plan. Shares subject to an option which, for any reason, expires or is terminated without being fully exercised may again be subject to an option granted under the Stock Option Plan.

ELIGIBLE PARTICIPANTS

         Each of the Company's employees, as well as any person who renders services as a director, consultant or advisor to the Company is eligible to be granted options under the Stock Option Plan, without regard to length of employment or association, except that only employees may be granted Incentive Stock Options. The Compensation Committee anticipates granting options only to those employees who have contributed or are expected to contribute to the growth of the Company. The granting of an option does not confer upon the optionee any right to continue in the services of the Company or in any way affect any right or power of the Company to terminate the services of the optionee at any time.

ISSUANCE AND EXERCISE OF OPTIONS

         The Stock Option Plan is administered by the Compensation Committee of the Board of Directors, consisting of at least two non-employee directors. The Compensation Committee has the exclusive authority to determine the persons eligible to participate and to determine the amount and the terms and conditions of the awards made to each participant, within the parameters of the Stock Option Plan, including the number of shares subject to each grant, the vesting schedule and expiration date of each option and the exercise price of the option and whether such option is an Incentive Stock Option or Non-Qualified Stock Option. The Compensation Committee may make awards based on the nature of the services rendered by the participant, the capacity of the participant to contribute to the success of the Company and other factors (not inconsistent with the provisions of the Stock Option Plan) that the Compensation Committee may deem relevant.

         Incentive Stock Options may be granted only to employees of the Company. An Incentive Stock Option must expire within ten years from the date it is granted (five years in the case of such options granted to a holder of more than 10% of the outstanding Common Stock). Incentive Stock Options are first exercisable not earlier than one year from the date of grant. The exercise price of an Incentive Stock Option must be at least equal to the fair market value of the Common Stock on the date such Incentive Stock Option is granted (or 110% of the fair market value of the Common Stock in the case of such options granted to a holder of more than 10% of the outstanding Common Stock). To the extent that the aggregate fair market value of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an optionee during any calendar year exceeds $100,000, such options will be treated as Non-Qualified Stock Options.

         The Company may issue Non-Qualified Stock Options under the Stock Option Plan to directors, executive officers and key employees of the Company and advisors and consultants to the Company. The exercise price of a Non-Qualified Stock Option must be at least equal to the fair market value of the Common Stock on the date such option is granted and will have such expiration date and vesting schedule as determined by the Compensation Committee at the time of grant.

         Upon exercise of an option issued under the Stock Option Plan, payment is required to be made in cash, or if permitted by the applicable option agreement, by delivery of shares of Common Stock, currently exercisable options to acquire Common Stock or other property valued at its then fair market value. Options are not transferable by the optionee, other than by will or applicable laws of descent and distribution. In the event of termination of the optionee's relationship with the Company other than for cause, the optionee's options will expire on the earlier of stated expiration or three months after the date of termination (except in the case of death, disability or retirement, in which event the period is extended to 12 months). Upon a change in control of the Company (as defined in the Stock Option Plan), all options outstanding become immediately exercisable in full.

         The following table sets forth information concerning options granted under the Stock Option Plan to (a) each of the Company's executive officers named in the Summary Compensation Table who received a grant of stock options,
(b) all current executive officers of the Company, as a group (five persons, three of whom were granted options during Fiscal 1999 and held options at June 10, 1999), (c) all current directors of the Company (who are not executive officers), as a group (three persons, all of whom were granted options during Fiscal 1999 and held options at June 10, 1999), and (d) all current employees of the Company (other than executive officers), as a group (35 persons, seven of whom were granted options during Fiscal 1999 and 31 of whom held options at June 10, 1999).

                                                        Shares Underlying      Total Number       % of Total
                                                         Options Granted       Outstanding          Options
                                                             During           Options Owned      Outstanding at
Name and Position                                          Fiscal 1999       at June 10, 1999    June 10, 1999
-----------------                                       -----------------    ----------------    -------------
Paul H.  Albritton,                                          15,000               65,000              14.7%
  Vice President and Chief Executive Officer


                                                        Shares Underlying      Total Number       % of Total
                                                         Options Granted       Outstanding          Options
                                                             During           Options Owned      Outstanding at
Name and Position                                          Fiscal 1999       at June 10, 1999    June 10, 1999
-----------------                                       -----------------    ----------------    -------------

James Jarvis                                                100,000              100,000              22.6%
  Vice President, Marketing and Sales
Stuart E. Ross                                               14,150               80,000              18.1%
  Vice President and Director
All executive officers, as a group                          129,150              245,000              55.4%
All directors (who are not executive officers),               7,500               37,500               8.5%
  as a group
All current employees (other than executive                  29,500              141,674              32.0%
  officers),  as a group


FEDERAL INCOME TAX CONSEQUENCES

         The grant of an option under the Stock Option Plan does not result in any tax consequences to the Company or the optionee. The tax consequences of exercising an option or disposing of the Common Stock purchased by an optionee upon exercise of an option ("option stock") depend on whether the option is an Incentive Stock Option or a Non-Qualified Stock Option.

         If an optionee exercises a Non-Qualified Stock Option, the optionee generally must include in gross income, as compensation for the taxable year in which the option stock becomes substantially vested, an amount equal to the excess of the fair market value at the time it becomes substantially vested over the exercise price for the option stock, and the Company will be entitled to a tax deduction in the same amount. At disposition, appreciation (or depreciation) of the option stock, after the date of exercise, generally is treated as capital gain (or loss), long-term or short-term, depending upon the length of time elapsed between the time when the option stock became substantially vested and the time of disposition.

         If an optionee exercises an Incentive Stock Option, the optionee does not recognize income upon exercise, provided that the optionee was an employee of the Company at all times from the date when the option was granted until not less than three months before exercise (or one year if the optionee's employment terminates as a result a permanent and total disability or death). However, the excess of the fair market value at the time of exercise of the option stock over the exercise price generally constitutes an item of tax preference and, thus, must be added to the optionee's taxable income for purposes of determining the optionee's alternative minimum tax liability for the taxable year of the exercise. If an optionee exercises an Incentive Stock Option and fails to satisfy the three-month (or one-year) employment period requirement, the option is generally treated as a Non-Qualified Stock Option.

         If (a) an optionee disposes of option stock acquired pursuant to an Incentive Stock Option less than one year after the date the option stock was acquired or less than two years after the date the option was granted, and (b) the amount realized in the disposition exceeds the exercise price, then the optionee must include in the optionee's gross income, as compensation for the year of the disposition, an amount equal to the excess of the fair market value of the option stock at the time the option is exercised over the exercise price of the option. This compensation income will be treated as an addition to the optionee's tax basis of the option stock. The optionee also must include in gross income, as capital gain for the taxable year of the disposition, an amount equal to the difference between the amount realized in the disposition over the tax basis of the option stock. The Company is not entitled to any deduction with respect to the capital gain recognized by the optionee. If the amount realized by the optionee would result in the realization of a capital loss by the optionee upon application of the foregoing rules, then the amount of compensation income that the optionee will recognize is the excess, if any, of the amount realized on the sale of the option stock over the exercise price of the option. If the disposition of the option stock occurs in the taxable year in which the option is exercised, the optionee must include in income for alternative minimum tax purposes the gain on the disposition of the option stock. Should the disposition occur in a later year, the gain on the disposition will not be included in income for alternative minimum tax purposes. The basis of the option stock for determining gain or loss for alternative minimum tax purposes will be the exercise price increased by the amount, if any, by which the optionee's alternative minimum tax income was increased as a result of the earlier exercise of the option.

         If (a) an optionee disposes of option stock acquired pursuant to an Incentive Stock Option more than one year after the date the option stock was acquired, and (b) the amount realized in the disposition exceeds both the exercise price and the fair market value of the option stock on the date of exercise, then the optionee must include in gross income, as compensation for the taxable year of the disposition, an amount equal to the excess of such fair market value over the exercise price, and must include in gross income, as gain, an amount equal to the excess of the amount realized in the disposition over such fair market value, and the Company is entitled to a deduction of such amounts. Such gain is generally treated as capital gain, long-term or short-term, depending upon the length of time elapsed between the time when the option stock was acquired and the time of disposition. If, instead, the amount realized in the disposition exceeds the exercise price, but is less than the fair market value of the option stock on the date of exercise, the optionee must include in gross income, as compensation for the taxable year of the disposition, an amount equal to the excess of amount realized over the exercise price, and the Company is entitled to a deduction of this amount. If the exercise price exceeds the amount realized in the disposition, the optionee is allowed to deduct an amount equal to such excess as a loss for the taxable year of the disposition. This loss generally is treated as capital loss, long-term or short-term, depending upon the length of time elapsed between the time when the option stock was acquired and the time of disposition.

REQUIRED VOTE

         The approval of the Option Plan Amendment requires the affirmative vote by the holders of a majority of all outstanding shares entitled to vote at the Annual Meeting.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE OPTION PLAN AMENDMENT.


                      SELECTION OF INDEPENDENT ACCOUNTANTS
                           (ITEM 3 ON THE PROXY CARD)

         The Board of Directors has selected, subject to ratification by the shareholders of the Company at the Annual Meeting, the firm of PricewaterhouseCoopers LLP as the independent accountants to audit the Company's financial statements for its fiscal year ending February 29, 2000. PricewaterhouseCoopers LLP has served as the independent accountants for the Company for more than the past five years and is, therefore, familiar with the affairs and financial procedures of the Company. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if such representative desires to do so and is expected to be available to respond to appropriate questions.

         The ratification of the selection of PricewaterhouseCoopers LLP, as independent accountants for the current fiscal year, requires the affirmative vote of a majority of the votes cast on the matter at the Annual Meeting by the holders of shares entitled to vote.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.


               SHAREHOLDERS' PROPOSALS FOR THE 2000 ANNUAL MEETING

         A shareholder who desires to include a proposal in the proxy material relating to the 2000 Annual Meeting of shareholders of the Company must submit the same in writing, so as to be received at the principal executive office of the Company (to the attention of the Secretary) on or before February 29, 2000 for such proposal to be considered for inclusion in the proxy statement for such Annual Meeting. Such proposal must also meet the other requirements of the Securities and Exchange Commission relating to shareholder proposals required to be included in the Company's proxy statement.


         OTHER MATTERS

         As of the date of this Proxy Statement, management of the Company does not know of any matters to be presented for consideration at the Annual Meeting other than those described in this Proxy Statement. If any other matters properly come before the Annual Meeting, the accompanying proxy confers discretionary authority with respect to those matters, and the persons named in the accompanying form of proxy intend to vote that proxy to the extent entitled in accordance with their best judgment.

         The Company will bear the cost of the Annual Meeting and the cost of soliciting proxies in the accompanying form, including the cost of mailing this proxy statement. In addition to solicitation by mail, directors, officers and regular employees of the Company (none of whom will be additionally compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward forms of proxy and proxy materials to their principals and the Company will reimburse them for their reasonable expenses in connection therewith.

         The Company will furnish, without charge, to each person whose proxy is being solicited, upon written request, a copy of its Annual Report on Form 10-KSB for the fiscal year ended February 28, 1999 including the financial statements, notes to the financial statements and the financial schedules contained therein. Copies of any exhibits thereto also will be furnished upon the payment of a reasonable duplicating charge. Written requests for copies of any such materials should be directed to Paul H. Albritton, Chief Financial Officer, C-Phone Corporation, 6714 Netherlands Drive, Wilmington, North Carolina 28405.


                                        By Order of the Board of Directors,



                                        /s/ TINA L. JACOBS
                                        ----------------------------------------
                                            Tina L. Jacobs,
                                            SECRETARY
June 11, 1999

                                   ----------

         PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

                               C-PHONE CORPORATION
             PROXY - ANNUAL MEETING OF SHAREHOLDERS - AUGUST 6, 1999
                 (SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)

                  The undersigned shareholder of C-Phone Corporation (the "Company") hereby constitutes and appoints Daniel P. Flohr, Tina L. Jacobs and Paul H. Albritton, and each of them, the attorneys and proxies of the undersigned, with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of the Company's Common Stock which the undersigned is entitled to vote at the Annual Meeting of shareholders to be held at the Landfall Park Hampton Inn & Suites, 1989 Eastwood Road, Wilmington, North Carolina on August 6, 1999, at 9:00 a.m., and at any adjournments thereof, upon the following proposals which are more fully described in the notice of, and proxy statement for, the Annual Meeting.

1.       Election of Directors


[ ] FOR all nominees list below (except as marked to the contrary below)

[ ]      WITHHOLD  AUTHORITY  to vote  for all  nominees

DANIEL P. FLOHR, SEYMOUR L. GARTENBERG, TINA L. JACOBS, DONALD S. MCCOY, E. HENRY MIZE, STUART E. ROSS

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

                        --------------------------------

2.       Proposal to approve the Option Plan Amendment.

[ ]      FOR

[ ]      AGAINST

[ ]      ABSTAIN

3. Proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending February 29, 2000.

4. In their discretion, upon such other matters as properly may come before the Annual Meeting.

                  (Continued and to be signed on reverse side.)

         Said attorneys and proxies, or their substitutes (or if only one, that one) at said Annual Meeting, and any adjournments thereof, may exercise all of the powers hereby given. Any proxy heretofore given is hereby revoked.

         Receipt is acknowledged of the Notice of Annual Meeting of shareholders, the Proxy Statement accompanying said Notice and the Annual Report to shareholders for the fiscal year ended February 28, 1999.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND EACH OF THE ABOVE PROPOSALS.

         IN WITNESS WHEREOF, the undersigned has signed this proxy.

                                  Dated: ______________, 1999


                                  ----------------------------------------------
                                  Shareholder(s) signature


                                  ----------------------------------------------
                                  Shareholder(s) signature


NOTE: Signature(s) of shareholder should correspond exactly with the name(s) shown hereon. If shares are held jointly, both holders should sign. Attorneys, executors, administrators, trustees, guardians or others signing in a representative capacity should give their full titles. Proxies executed in the name of a corporation should be signed on behalf of the corporation by its president or other authorized officer.



         I DO [ ]     DO NOT [ ]    EXPECT TO ATTEND THE ANNUAL MEETING.



NOTE: This proxy, properly filled in, dated and signed, should be returned promptly in the enclosed envelope.